SEWARD & KISSEL LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004

                           TELEPHONE: (212) 574-1200
                           FACSIMILE: (212) 480-8421
                                 www.sewkis.com


                                                   Dated as of December 15, 2006



AllianceBernstein Premier Growth Institutional Fund
1345 Avenue of the Americas
New York, New York 10105

AllianceBernstein Large Cap Growth Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

    Re:    Acquisition of the Assets and Assumption of the
           Liabilities of AllianceBernstein Premier Growth Institutional Fund by AllianceBernstein Large Cap Growth Fund, Inc.
           ---------------------------------------------------------------------


Ladies and Gentlemen:

                                I. Introduction

     We have acted as counsel to AllianceBernstein Premier Growth Institutional Fund, a series of AllianceBernstein Institutional Funds, Inc., a Maryland corporation ("Premier Growth"), and AllianceBernstein Large Cap Growth Fund, Inc., a Maryland corporation ("Large Cap Growth"), in connection with the Acquisition provided for in the Agreement and Plan of Acquisition and Liquidation among Large Cap Growth, Premier Growth and Alliance Bernstein L.P. dated as of August 4, 2006 (the "Plan"). Pursuant to Section 8(e) of the Plan, Premier Growth and Large Cap Growth have requested our opinion as to certain of the federal income tax consequences to Premier Growth, Large Cap Growth and the stockholders of Premier Growth ("Premier Growth Stockholders") in connection with the Acquisition. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                               II. Relevant Facts

     Premier Growth and Large Cap Growth each is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act").

     The Plan and the Acquisition have been approved by the Board of Directors of Premier Growth and the Board of Directors of Large Cap Growth. The terms and conditions of the Acquisition are set forth in the Plan.

     Pursuant to the Plan, Premier Growth will transfer all of its Assets to Large Cap Growth in exchange for shares (including fractional shares) of Large Cap Growth ("Large Cap Growth Shares") and the assumption by Large Cap Growth of all the Liabilities of Premier Growth existing on or after the Effective Time of the Acquisition. At the Closing Date, Premier Growth will liquidate and distribute all of the Large Cap Growth Shares that it received in connection with the Acquisition to those then former stockholders of Premier Growth in exchange for all the then outstanding shares of Premier Growth ("Premier Growth Shares"). Upon completion of the Acquisition, each such former stockholder of Premier Growth will be the owner of full and fractional Large Cap Growth Shares equal in net asset value as of the Closing Date to the net asset value of the Premier Growth Shares such stockholder held prior to the Acquisition. Pursuant to the Plan, Alliance Bernstein L.P. (the "Adviser"), the investment adviser to Premier Growth and Large Cap Growth, will bear any expenses incurred in connection with the Acquisition.

     The investment objective of each of Premier Growth and Large Cap Growth is to seek long-term growth of capital. Premier Growth invests primarily in a diversified portfolio of common stocks of large-capitalization U.S. companies. Large Cap Growth invests primarily in the equity securities of U.S. companies. Large Cap Growth may also invest up to 20 percent of its net assets in equity securities of non-U.S. companies and up to 20 percent of its net assets in convertible securities. According to the Form N-CSR filed by each of Premier Growth and Large Cap Growth with the United States Securities and Exchange Commission, on September 28, 2006 for the period ended July 31, 2006 in the case of Large Cap Growth and on July 10, 2006 for the period ended April 30, 2006 in the case of Premier Growth, each of Premier Growth and Large Cap Growth has over 99 percent of its net assets invested in common equity securities and over 85 percent of its respective net assets invested in domestic equity securities.

     In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Large Cap Growth relating to the Acquisition and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Large Cap Growth and Premier Growth:

     (1) The Plan has been duly approved by the Premier Growth Stockholders.

     (2) Each of Premier Growth and Large Cap Growth: (a) is a "fund" (as defined in Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the "Code")); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a "RIC") for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

     (3) The Adviser will operate the business of Premier Growth in the ordinary course between the date of the Plan and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Acquisition. From the date it commenced operations through the Effective Time, Premier Growth will conduct its "historic business" (within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations) in a substantially unchanged manner; and before the Effective Time, Premier Growth will not (a) dispose of and/or acquire any assets
(i) for the purpose of satisfying Large Cap Growth's investment objective or policies, or (ii) for any other reason except in the ordinary course of its business as a RIC, or (b) otherwise change its historic investment policies.

     (4) Following the Acquisition, Large Cap Growth (a) has no plan or intention to sell or otherwise dispose of any of the securities acquired from Premier Growth, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC and (b) will continue in the same business as it conducted prior to the Acquisition and will continue to invest its assets in accordance with the description of its investment activities set forth in the Prospectus.

     (5) The Premier Growth Stockholders will receive no consideration pursuant to the Acquisition other than Large Cap Growth Shares.

     (6) The Premier Growth Stockholders will pay any expenses incurred by them in connection with the Acquisition.

     (7) The liabilities of Premier Growth to be assumed by Large Cap Growth in the Acquisition have been incurred in the ordinary course of business of Premier Growth or incurred by Premier Growth solely and directly in connection with the Acquisition.

     (8) During the five-year period ending at the Effective Time, (a) neither Premier Growth nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Premier Growth Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Large Cap Growth Shares or Premier Growth Shares, except for Premier Growth Shares redeemed in the ordinary course of Premier Growth's business as a series of an open-end investment company as required by Section 22(e) of the Act, and (b) no distributions will have been made with respect to Premier Growth Shares, other than normal, regular dividend distributions made pursuant to Premier Growth's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

     (9) Large Cap Growth has no plan or intention to issue additional Large Cap Growth Shares following the Acquisition except for Large Cap Growth Shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Large Cap Growth, or any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it, have any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Large Cap Growth Shares issued to Premier Growth Stockholders pursuant to the Acquisition, except for redemptions in the ordinary course of such business as required by Section 22(e) of the Act.

     (10) During the five-year period ending at the Effective Time, neither Large Cap Growth nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Premier Growth Shares with consideration other than Large Cap Growth Shares.

     (11) The aggregate value of the acquisitions, redemptions and distributions limited by paragraphs 8, 9, and 10 above will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Premier Growth at the Effective Time.

     (12) (a) There is no plan or intention of the Premier Growth Stockholders to redeem, sell or otherwise dispose of (i) any portion of their Premier Growth Shares before the Acquisition to any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to either Premier Growth or Large Cap Growth or (ii) any portion of the Large Cap Growth Shares they receive in the Acquisition to any person "related" (within such meaning) to Large Cap Growth. (b) It is not anticipated that dispositions of those Large Cap Growth Shares at the time of or soon after the Acquisition will exceed the usual rate and frequency of dispositions of Premier Growth Shares as a series of an open-end investment company. (c) It is expected that the percentage of Premier Growth Stockholder interests, if any, that will be disposed of as a result of or at the time of the Acquisition will be de minimis, and that there will be no extraordinary redemptions of Premier Growth Shares immediately following the Acquisition.

     (13) The fair market value of the assets of Premier Growth transferred to Large Cap Growth will equal or exceed the sum of (a) the amount of liabilities of Premier Growth assumed by Large Cap Growth and (b) the amount of Liabilities, if any, to which the transferred assets are subject.

     (14) There are no pending or threatened claims or assessments that have been asserted by or against Premier Growth, other than any disclosed and reflected in the net asset value of Premier Growth.

     (15) There are no unasserted claims or assessments against Premier Growth that are probable of assertion.

     (16) There is no plan or intention for Large Cap Growth to be dissolved or merged into another business trust or a corporation or any "fund" thereof (as defined in Section 851(g)(2) of the Code) following the Acquisition.

     (17) Large Cap Growth does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any Premier Growth Shares.

     (18) The fair market value of the Large Cap Growth Shares each Premier Growth Stockholder receives will be approximately equal to the fair market value of the Premier Growth Shares it surrenders in exchange therefor.

     (19) Pursuant to the Acquisition, Premier Growth will transfer to Large Cap Growth, and Large Cap Growth will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, that Premier Growth held immediately before the Acquisition. For the purposes of the foregoing, any amounts Premier Growth uses to pay its Acquisition expenses and to make redemptions and distributions immediately before the Acquisition (except (a) redemptions in the ordinary course of its business required by Section 22(e) of the Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under Section 4982 of the Code) will be included as assets held thereby immediately before the Acquisition.

     (20) There is no intercompany indebtedness between Large Cap Growth and Premier Growth that was issued or acquired, or will be settled, at a discount.

     (21) The sum of (a) the expenses incurred by the Adviser pursuant to the Plan and (b) the liabilities of Premier Growth to be assumed by Large Cap Growth in the Acquisition will not exceed 20% of the fair market value of the assets of Premier Growth transferred to Large Cap Growth pursuant to the Acquisition.

                               III. Relevant Law

     A corporation which is a "party to a reorganization" will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.(1) Likewise, the shareholders of a corporation will not recognize gain or loss if they exchange stock or securities of a corporation which is a party to a reorganization solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.(2)

----------
(1)  Code ss. 361.
(2)  Code ss. 354.


     In order to be a treated as a "reorganization," a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

     Code Section 368(a)(1)(C) provides that a "reorganization" includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code
Section 368(a)(2)(F) provides that two or more investment companies, may engage in a "reorganization" only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

     In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization, the continuity of interest ("COI") requirement and the continuity of business enterprise ("COBE") requirement. (3)

----------
(3)  Treas. Reg. ss. 1.368-1(b).


     In order to satisfy the COI requirement, "a substantial part of the value of the proprietary interests in the target corporation must be preserved."(4) This is accomplished "if, in a potential reorganization, [the proprietary interest in the target corporation] is exchanged for a proprietary interest in the issuing corporation..."(5) For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.(6)

----------
(4)  Treas. Reg. ss. 1.368-1(e)(1)(i).
(5)  Id.
(6)  Treas. Reg. ss. 1.368-1(e)(3).



     In order to satisfy the COBE requirement, a reorganization may satisfy either the "historic business test" or the "historic asset test." Under the "historic business test," a taxpayer can establish COBE if it either (i) continues the target's historic business, or (ii) continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business. Under the "historic asset test," a taxpayer can establish asset continuity if is uses a "significant" portion of the target's historic business assets in a business. " Historic business assets" may include stock, securities, or intangible operating assets if they are used in the target's historic business.(7)

----------
(7)  Treas. Reg. ss. 1.368-1(d)(1)-(3).


                  In interpreting the "historic business test" in the case of a reorganization involving a RIC, the Internal Revenue Service has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.(8)

----------
(8)  Rev. Rul. 87-76, 1987-2 C.B. 84.


     The Acquisition will be a transfer of substantially all of the assets of Premier Growth to Large Cap Growth, each of which is a corporation, in exchange solely for stock of Large Cap Growth, which will then be distributed to the Premier Growth Stockholders. Therefore, the Acquisition will satisfy the statutory language of Section 368(a)(1)(C) to be treated as a "reorganization."

     Since each of Large Cap Growth and Premier Growth is a RIC, the Acquisition will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a "reorganization."

     Based upon the representations made above with respect to acquisitions of Premier Growth Shares by persons "related" to Large Cap Growth, each Premier Growth Stockholder will receive solely stock of Large Cap Growth as a result of the Acquisition. Therefore, the Acquisition will satisfy the COI requirement.

     Large Cap Growth and Premier Growth are each engaged in the business of investing in the equity securities of U.S. companies. Based on the most recent Form N-SR filed by each of Large Cap Growth and Premier Growth, each of these entities had invested over 99 percent of its assets in equity securities and over 85 percent of its assets in domestic equity securities. In addition, each of Large Cap Growth and Premier Growth pursue a strategy that focuses on the long-term growth of capital, as opposed to either a value strategy or an income strategy. Based upon the above, we believe that Large Cap Growth and Premier Growth are engaged in the same historic business and Large Cap Growth will continue to pursue this historic business after the Acquisition. Therefore, in our view, the Acquisition will satisfy the "historic business test" of the COBE requirement for a "reorganization." Alternatively, since Large Cap Growth has no plan or intention to sell or otherwise dispose of any of the securities acquired from Premier Growth, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, we believe Large Cap Growth will use the securities acquired from Premier Growth in its historic business so that Large Cap Growth will satisfy the "historic asset test" of the COBE requirement and thus will satisfy the COBE requirement.

                                  IV. Opinions

     Based upon the foregoing and upon our consideration of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

     (1) The Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Premier Growth and Large Cap Growth will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) Each Premier Growth Stockholder will recognize no gain or loss on such stockholder's receipt of Large Cap Growth Shares (including any fractional Large Cap Growth Share to which the stockholder may be entitled) in exchange for the stockholder's Premier Growth Shares in connection with the Acquisition.

     (3) Neither Premier Growth nor Large Cap Growth will recognize any gain or loss upon the transfer by Premier Growth of all of the Assets to Large Cap Growth in exchange for Large Cap Growth Shares and the assumption by Large Cap Growth of the Liabilities pursuant to the Plan or upon the distribution of Large Cap Growth Shares to Premier Growth Stockholders in exchange for their respective Premier Growth Shares.

     (4) The holding period and tax basis of the Assets acquired by Large Cap Growth will be the same as the holding period and tax basis that Premier Growth had in the Assets immediately prior to the Acquisition.

     (5) The aggregate tax basis of Large Cap Growth Shares received in connection with the Acquisition by each Premier Growth Stockholder (including any fractional Large Cap Growth Share to which the stockholder may be entitled) will be the same as the aggregate tax basis of the Premier Growth Shares surrendered in exchange therefor.

     (6) The holding period of Large Cap Growth Shares received in connection with the Acquisition by each Premier Growth Stockholder (including any fractional Large Cap Growth Share to which the stockholder may be entitled) will include the holding period of the Premier Growth Shares surrendered in exchange therefor, provided that such Premier Growth Shares constitute capital assets in the hands of the stockholder as of the Closing Date.

     (7) Large Cap Growth will succeed to the capital loss carryovers of Premier Growth, if any, under Section 381 of the Code, but the use by Large Cap Growth of any such capital loss carryovers (and of any capital loss carryovers of Large Cap Growth) may be subject to limitation under Section 383 of the Code.

     While the payment of expenses by the Adviser pursuant to the Plan will not affect the opinions expressed above, no opinion is expressed herein as to whether the payment of such expenses by the Adviser will have other federal income tax consequences to Large Cap Growth, Premier Growth or Premier Growth Stockholders.

     Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Acquisition. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

                                                   Very truly yours,


                                                   /s/ Seward & Kissel LLP
                                                   -----------------------
                                                       Seward & Kissel LLP